UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Item 1.02                                             Termination of a Material Definitive Agreement.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

U.S. Bank Term Loan Agreement

On April 24, 2009, dated as of March 30, 2009, American Wagering, Inc. (the “Company”) and U.S. Bank (the “Bank”) entered into a Term Loan Agreement (the “Agreement”) and a Term Note (the “Note”) whereby the Company’s $500,000 line of credit with the Bank was converted into a term loan.  The maturity date of the Note is January 31, 2010, and the unpaid principal balance of the Note will bear interest at an annual rate of the prime rate plus 2%.  Interest is payable beginning on March 31, 2009 on the last day of each month of the term of the Note.  Principal is payable on the last day of each month of the term of the Note as follows:  $25,000 per month for six months beginning March 31, 2009; $70,000 per month for four months beginning September 30, 2009; and a final payment equal to all unpaid principal on January 31, 2010.

The Company’s obligations under the Agreement and the Note are secured by a deed of trust (junior to the existing deed of trust) previously granted to the Bank by Victor Salerno, the President, Chief Executive Officer, and Chief Operating Officer of the Company, on his residence.  The deed of trust was previously granted to the Bank in connection with the execution of an amendment to the line of credit dated as of December 31, 2008, as described in the Company’s Current Report on Form 8-K filed on January 26, 2009.  Mr. Salerno and his spouse have also guaranteed all of the Company’s obligations to the Bank.

The foregoing summary of the Agreement and the Note is qualified in its entirety by reference to the complete text of the Agreement and the Note, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Cancellation of Fidelity Bond

On March 27, 2009, the Company received notice from Fidelity and Deposit Company of Maryland (a subsidiary of Zurich American Insurance) (“Fidelity”) that Fidelity will cancel its surety bond effective May 8, 2009.  This surety bond was in place to cover the Company’s requirement under Nevada Gaming Commission Regulation 22.040 (“Regulation 22.040”) to maintain reserves (cash, surety bonds, irrevocable standby letter of credit, etc.) sufficient to cover any outstanding wagering liability including unpaid winning tickets, future tickets and telephone account deposits.  The surety bond is currently secured by $1.2 million in cash deposits in the form of two certificates of deposit held at Great Basin Bank of Nevada (now Nevada State Bank) along with an irrevocable letter of credit, also with Great Basin Bank of Nevada (now Nevada State Bank).

While the Company is searching for a replacement bond company, it has been unable to secure a replacement bond with acceptable terms at this time.  Therefore, the Company formalized a request to the Nevada Gaming Commission, requesting a lower reserve amount of $1.2 million with an additional $600,000 float, which was granted in April 2009.  Therefore, the Company’s reserve amount equals $1.8 million until August 15, 2009, which is collateralized by the $1.2 million in certificates of deposit held at Great Basin Bank (now Nevada State Bank).  The Company believes that such amount will provide an adequate reserve until football season, at which time it may need to increase the reserve amount.  The inability of the Company to locate an alternate bond with acceptable terms or the inability to increase the Regulation 22.040 reserve, if required, would have an adverse impact on the Company including, but not limited to, requiring a significant reduction in the number of race/sports locations operated by the Company’s wholly owned subsidiary, Leroy’s Horse & Sports Place, Inc., and/or the elimination or reduction of telephone wagering accounts, resulting in an adverse change in the Company’s operating results.

Item 9.01 — Financial Statements and Exhibits.

Exhibit	Name

Exhibit 10.1	Term Loan Agreement executed April 24, 2009 (to be effective as of March 30, 2009) between American Wagering, Inc. and U.S. Bank, N.A.

Exhibit 10.2	Term Note executed April 24, 2009 (to be effective as of March 30, 2009) between American Wagering, Inc. and U.S. Bank, N.A.

Exhibit 10.3	Continuing Guaranty dated March 30, 2009 by Victor J. and Terina M. Salerno, as guarantors, for the benefit of U.S. Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: April 28, 2009
	By:	/s/ Melody Sullivan
Melody Sullivan
	Its:	Chief Financial Officer and Treasurer